     As filed with the Securities and Exchange Commission on July 5, 2001
                                                       Registration No. 33-
================================================================================

                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-8

                        REGISTRATION STATEMENT UNDER THE
                             SECURITIES ACT OF 1933
                                 ------------

                        CB RICHARD ELLIS SERVICES, INC.
             (Exact name of Registrant as specified in its charter)

             Delaware                                                                     521616016
  (State or other jurisdiction                                                         (I.R.S. Employer
        of incorporation)                                                             Identification No.)

                         200 North Sepulveda Boulevard
                         El Segundo, California 90245
                    Address of Principal Executive Offices

                               CB Richard Ellis
                          Deferred Compensation Plan
                           (Full title of the Plan)

                                  -----------
                              Walter V. Stafford
              Senior Executive Vice President and General Counsel
                        CB Richard Ellis Services, Inc.
                         200 North Sepulveda Boulevard
                              El Segundo, CA 90245
                                (310) 563-8600
           (Name, address and telephone number of agent for service)

                        CALCULATION OF REGISTRATION FEE

                                                            Proposed maximum         Proposed maximum
  Title of securities                 Amount to be           offering price         aggregate offering            Amount of
    to be registered                   registered               per share                 price(2)             registration fee
-----------------------------         ------------          ----------------        ------------------         ----------------
Deferred Compensation                $100,000,000.00               100%               $100,000,000.00              $25,000
 Obligations(1)
_____________________________
Common stock, par value              2,000,000 shares(3)        $15.75(4)             $31,500,000                 $ 7,875
 $0.01 per share, of CB
 Richard Ellis Services, Inc.
-----------------------------

(1) The Obligations are unsecured obligations of CB Richard Ellis Services, Inc., to pay eligible members of a select group of highly compensated or management employees deferred compensation in the future in accordance with the CB Richard Ellis Deferred Compensation Plan.
(2) Estimated solely for purposes of calculating the registration fee.
(3) Based on an estimate of the number of shares that will be purchased pursuant to the CB Richard Ellis Deferred Compensation Plan. Pursuant to Rule 416(c) of the Securities Act of 1933, as amended (the "Securities Act"), there is also being registered such number of additional shares that may become available for purchase pursuant to such plan in the event of certain changes in the outstanding shares, including reorganizations, mergers, recapitalizations, restructurings, stock dividends, stock splits, reverse stock splits and reclassifications.
(4) Estimated pursuant to paragraphs (c) and (h) of Rule 457 of the Securities Act, solely for the purpose of calculating the registration fee, based upon the closing price of shares of Common Stock on June 27, 2001, as reported on the New York Stock Exchange.

================================================================================

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS
              ----------------------------------------------------

Item 1.  Plan Information.*
-------  ----------------
Item 2.  Registration Information and Employee Plan Annual Information.*
-------  -------------------------------------------------------------
* Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933 and the Note to Part I of Form S-8.


                                    PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
               --------------------------------------------------

Item 3.  Incorporation of Documents by Reference
-------  ---------------------------------------

     CB Richard Ellis Services, Inc. (the "Company") hereby incorporates by reference in this registration statement the following documents:

     (a) The Company's latest annual report on Form 10-K filed pursuant to
Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), containing audited financial statements for the Company's latest fiscal year.

     (b) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the registrant document referred to in (a) above.

     (c) The description of the Common Stock, $.01 par value per share (the "Common Stock"), of CB Richard Ellis Services, Inc. (the "Registrant") contained under the caption "DESCRIPTION OF CBC CAPITAL STOCK" in the Joint Proxy Statement/Prospectus dated July 31, 1997 that forms a part of the Registrant's Registration Statement on Form S-4 (File No. 333-28731), filed by the Registrant under the Securities Act of 1933, as amended.

     All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing such documents.


Item 4.  Description of Securities
-------  -------------------------

     The Deferred Compensation Obligations being registered represent obligations (the "Obligations") of the Registrant to pay deferred compensation in the future in accordance with the terms of the CB Richard Ellis Deferred Compensation Plan as amended and restated effective June 1, 2001 (the "Plan"), which is filed as Exhibit 4.1 to this Registration Statement.

     The Obligations are general unfunded and unsecured obligations of the Registrant to pay deferred compensation in the future according to the Plan from the general assets of the Registrant, and rank equally with other unsecured and unsubordinated indebtedness of the Registrant.

     The amount of compensation to be deferred by each participant is determined in accordance with the Plan based on elections by the participant. The Registrant may deem the participant's Plan account to be credited with additional amounts of deemed employer contributions based upon performance or other criteria which deemed contributions are ordinarily deemed to be invested in units each representing the value of one share of the

Registrant's Common Stock. Amounts in a participant's Plan account may be deemed to be invested in mutual funds, a fixed income alternative, which is not available after April 1, 2000, returning the rate of the Registrant's cost of borrowed capital, a fixed income alternative, deemed to be bearing simple interest at the rate of 11.25% per annum compounded annually from the date of deemed investment through June 30, 2006, at which point the deemed balance will be distributable or rolled over as a deemed investment bearing interest at the rate of the Registrant's cost of borrowed capital, or units representing appreciation or depreciation on the Registrant's Common Stock. The Obligations are payable upon termination of employment or on a date selected by the participant in accordance with the terms of the Plan, subject to limited exceptions for financial hardship, or unscheduled distributions where the participant forfeits 7.5% of the amount distributable had the distribution not been unscheduled. The Obligations are payable in the form of a lump-sum distribution or in installments, at the election of the participant made in accordance with the terms of the Plan. Distributions are in cash with the exception that units representing deemed investment in Common Stock are distributable in the form of one whole share of Common Stock for each such unit.

     Participants or beneficiaries may not sell, transfer, anticipate, assign, hypothecate or otherwise dispose of any right or interest in the Plan. A participant may designate one or more beneficiaries to receive any portion of Obligations payable in the event of death.

     Except insofar as deemed invested in common stock units, the Obligations are not convertible into any other security of the Registrant. The Obligations will not have the benefit of a negative pledge or any other affirmative or negative covenant on the part of the Registrant. No trustee has been appointed to take action with respect to the Obligations and each participant in the Plan will be responsible for enforcing his or her own rights with respect to the Obligations.

     The Registrant also reserves the right to amend or terminate the Plan at any time and for any reason, including an amendment that would accelerate or delay the payment of Obligations.

     Obligations in an aggregate principal amount of $100 million are being registered under the Plan. Further amounts may be registered and issued as new or existing plan participants elect to defer portions of their compensation in subsequent years.

     A copy of the Plan is filed as Exhibit 4.1 hereto and is incorporated herein by reference.

     Pursuant to a "Going Private" transaction, the Registrant has entered into an amendment and restated plan and agreement of merger dated as of May 31, 2001 with Blum CB Corp., a wholly owned subsidiary of CBRE Holding, Inc. CBRE Holding, Inc. is controlled by the following directors of the Registrant and their affiliates, as detailed in a Proxy Statement dated June 13, 2001, mailed to Registrant's shareholders:

                                 Richard Blum
                               Bradford Freeman
                                  Donald Koll
                                Frederic Malek
                                  Brett White
                                 Raymond Wirta

     If the Registrant's shareholders approve the merger, then, subject to certain elections, each unit which represents one share of the Registrant's common stock will be converted into a unit that represents one share of Class A common stock of CBRE Holding, Inc. The Class A common stock of CBRE Holding, Inc., which will underlie such units will be the subject of a separate registration statement to be filed by CBRE Holding, Inc.

Item 5.  Interests of Named Experts and Counsel
-------  --------------------------------------

     Not applicable.


Item 6.  Indemnification of Directors and Officers
-------  -----------------------------------------

     Section 145 of the Delaware General Corporation Law (the "DGCL") empowers a corporation to indemnify its directors, officers, employees and agents under certain circumstances. Article Six of the Company's Fourth Restated Certificate of Incorporation provides that the Company shall indemnify, to the fullest extent permitted by applicable laws as it presently exists of may be amended, all directors and officers of the Company,. Article Fifth of Fourth Restated Certificate of Incorporation further provides that no director of the Company shall be liable to the Company or its stockholders for monetary damages for any breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as it presently exists or may be amended.

     Additionally, the Company maintains a policy of liability insurance to insure its officers and directors against losses resulting from wrongful acts committed by them in their capacities as directors and officers of the Registrant, including liabilities arising under applicable securities laws.


Item 7.  Exemption From Registration Claimed
-------  -----------------------------------

      Not Applicable.

Item 8.  Exhibits
-------  --------

     See Exhibit Index.


Item 9.   Undertakings
-------   ------------

     (a)  Rule 415 Offering
          -----------------

          The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the
-----------------
registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registration pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) Filing incorporating subsequent Exchange Act documents by reference
         -------------------------------------------------------------------

          The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that times shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registration pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURE

     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of El Segundo, State of California, on June 28, 2001.

                                         CB RICHARD ELLIS SERVICES, INC.

                                         By:        James H. Leonetti
                                            ------------------------------------
                                                 Chief Financial Officer


                               POWER OF ATTORNEY

     The officers and directors of CB Richard Ellis Services, Inc. whose signatures appear below, hereby constitute and appoint Raymond E. Wirta and Brett White, and each of them, their true and lawful attorneys and agents with full power to act alone, to sign and execute on behalf of the undersigned any amendment or amendments to this registration statement on Form S-8, and each of the undersigned does hereby ratify and confirm all that each of said attorney and agent, or their or his substitutes, shall do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement was signed by the following persons in the capacities indicated on the dates indicated.

NAME                                                                TITLE                           DATE

 /s/ Raymond E. Wirta                               Chief Executive Officer and Director       June 28, 2001
--------------------------------------------------
Raymond E. Wirta

 /s/ Brett White                                    Chairman - The Americas and Director       June 28, 2001
--------------------------------------------------
Brett White

 /s/ Stanton D. Anderson                            Director                                   June 28, 2001
--------------------------------------------------
Stanton D. Anderson

 /s/ Gary J. Beban                                  Director                                   June 28, 2001
--------------------------------------------------
Gary J. Beban

                                                    Director
--------------------------------------------------
Richard C. Blum

 /s/ James J. Didion                                Chairman of the Board and Director         June 28, 2001
--------------------------------------------------
James J. Didion

                                                    Director
--------------------------------------------------
Bradford M. Freeman

NAME                                                                TITLE                           DATE
                                                    Director
--------------------------------------------------
Donald M. Koll

 /s/ Paul C. Leach                                  Director                                   June 29, 2001
--------------------------------------------------
Paul C. Leach

 /s/ David Lind                                     Director                                   June 28, 2001
--------------------------------------------------
David Lind

                                                    Director
--------------------------------------------------
Frederic Malek

 /s/ Ray Elizabeth Uttenhove                        Director                                   June 28, 2001
--------------------------------------------------
Ray Elizabeth Uttenhove

                                                    Director
--------------------------------------------------
Gary L. Wilson

 /s/ James H. Leonetti                              Chief Financial Officer                    June 28, 2001
--------------------------------------------------
James H. Leonetti

                                 EXHIBIT INDEX


 4.1  CB Richard Ellis Inc. Deferred Compensation Plan

 5.1  Opinion re legality of common stock

 5.2  Opinion re legality of interests in Deferred Compensation Plan

23.1  Consent of Counsel (included in Exhibits 5.1 and 5.2)

23.2  Independent Auditors' Consent

24.1 Power of Attorney (included in signature pages to this registration statement)